UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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EXPLANATORY NOTE

The purpose of this Schedule 14A is to file the script of the Telephone and Data Systems, Inc. (“TDS”) first quarter 2013 earnings conference call on May 3, 2013.

IMPORTANT INFORMATION:  TDS and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of TDS in connection with TDS 2013 annual meeting of shareholders.  Information regarding TDS directors and executive officers and other participants that may be soliciting proxies on behalf of the TDS board of directors and their respective interests in TDS by security holdings or otherwise is set forth TDS’s definitive proxy statement relating to its 2013 annual meeting, as filed with the Securities and Exchange Commission ( “SEC”) on April 19, 2013.  The 2013 proxy statement, other solicitation material and other reports that TDS files with the SEC, when available, can be obtained free of charge at the SEC’s web site at www.sec.gov  or from TDS as provide on its website at www.teldta.com.  TDS SHAREHOLDERS ARE ADVISED TO READ CAREFULLY THE PROXY STATEMENT AND OTHER SOLICITATION MATERIAL FILED BY TDS IN CONNECTION WITH THE TDS 2013 ANNUAL MEETING OF SHAREHOLDERS BEFORE MAKING ANY VOTING DECISION BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE ELECTION OF DIRECTORS OF TDS.

JANE

Thank you, _______. Good morning and thank you for joining us.  I want to make you all aware of the presentation we have prepared to accompany our comments this morning, which you can find on the Investor Relations sections of the TDS and U.S. Cellular websites. With me today and offering prepared comments are:

•From TDS:

–Kenneth R. Meyers, Executive Vice President and Chief Financial Officer

•From U.S. Cellular:

–Mary Dillon, President and Chief Executive Officer,

–Steve Campbell, Executive Vice President and Chief Financial Officer

•From TDS Telecom:

–Vicki Villacrez, VP - Finance & CFO

This call is being simultaneously webcast on the Investor Relations sections of the TDS and U.S. Cellular websites. Please see the websites for slides referred to on this call, including non-GAAP reconciliations.

Turning to slide 2, the information set forth in the presentation and discussed during this call contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. Please review the Safe Harbor paragraphs in our release and the more extended version included in our SEC filings.

Shortly after we released our earnings and before the call, TDS and U.S. Cellular filed SEC Forms 8-K, including the press releases we issued this morning and pro forma financial statements reflecting the deconsolidation of NY 1&2 and the Divestiture Transaction.  Both companies have also filed their Forms 10-Qs.

We will be hosting our annual Analyst Day at CTIA in Las Vegas on May 22nd.  We also invite you to join us or listen to the webcast of our Annual Meetings.  U.S. Cellular’s is on May 14th and TDS’ is on May 24th.   We also ask our shareholders to support our extremely qualified slate of director nominees at both TDS and U.S. Cellular.

As always, please keep in mind that TDS has an open door policy, so if you are in the Chicago area and would like to meet members of management from TDS Corporate, U.S. Cellular, or TDS Telecom, the Investor Relations team will try to accommodate you, calendars permitting.

I’d like to turn the call over to Ken Meyers.

KEN

Good morning and thank you for joining us today. On slide 5, there are just a few points I would like to make at the start today.

We have a lot to share with you today, but the bottom line is that we are making good progress on many fronts.  First, the Sprint deal is marching toward close and is now expected to close this quarter, which is slightly earlier than originally planned.  Second, we are continuing to move forward with our 4G LTE rollout and migration of our customer base to 4G LTE smartphones.  In fact, as Mary will cover, we are increasing our investment in 4G LTE to deploy it on some of our 850 MHz spectrum, building roaming potential and enabling new devices.  Third, planning around our Baja acquisition is on track and we recently added a new executive, Mark Barber, who brings 32 years of cable experience.

We have successfully launched a pilot of our new billing system at U.S. Cellular and we are starting to see some success from selling cloud services through Vital, the solution provider we acquired late last year.  Also, we continue to work on value building options for the towers and spectrum assets that we retained in the Divestiture markets.  Finally…..as you saw in early April, in the process of negotiating a 700 MHz lease with Verizon in NY 1&2, we triggered a change in accounting under GAAP.  This change requires us to deconsolidate the results of NY1 and NY2 in our financials beginning in Q2.  Steve will provide additional detail on how this flows through our financial statements and guidance, but let me repeat that it has no impact on our ownership interests in these profitable markets or their contribution to our bottom line.

We announced earlier this year that we are using Adjusted income before taxes as a metric for guidance.  This is income before depreciation, amortization and accretion, (gain) loss on sale of business and other exit costs, interest and income taxes.  This metric brings visibility to the earnings of all of our assets including our investments in Los Angeles, Oklahoma City and now NY 1 & 2.

Before turning the call over to Mary, let me try to clarify what is going on with guidance and specifically how the accounting and timing of the Divestiture Transaction is impacting results.

First, with respect to guidance, we have updated our forecast related to the Divestiture Transaction close date, as we expect it to close at an earlier date than we expected when we issued our original 2013 full-year guidance in February 2013.  Accordingly, our revised full-year 2013 guidance related to both “(Adjusted) Service revenues” and “Adjusted income before income taxes” includes reductions to account for the fact that we will own, and include the financial results of, these Divestiture Markets for a shorter duration in 2013 than expected in our original guidance issued in February 2013.

Separately, we have been and will be recognizing amounts in the financial statement line item labeled, “(Gain) loss on sale of business and other exit costs,” related to the Divestiture Transaction.  This amount is excluded from our non-GAAP profitability measure “Adjusted income before income taxes,” for which we provide full-year 2013 guidance, and therefore this financial statement line item does not impact our 2013 guidance.  In accordance with GAAP, we expect to recognize a net gain on the Divestiture Transaction from the period beginning in Q4 2012, when we entered into the Divestiture Transaction, through 2014, when we expect to have the impacts of the transaction fully recorded, including network decommissioning costs.  Through March 31, 2013, on a cumulative basis, TDS and U.S. Cellular have recognized $31.6 million of losses related to the Divestiture Transaction, including $7.1 million of losses in Q1 2013.  We expect to recognize a large gain in Q2 2013, upon the close of the Divestiture Transaction.  After Q2 2013, we will continue to recognize gains and losses on the Divestiture Transaction through 2014.  In summary, we expect to recognize a total “(Gain) loss on sale of business and other exit costs” in the range of $289-$324 million for TDS and $229-$264 million for U.S. Cellular.  This net gain has been and will be recognized from the period Q4 2012 through 2014, with the majority of the net gain being recognized in the period when the transaction closes, which we expect to be in Q2 2013.

Lastly, the Divestiture Transaction has caused us to accelerate depreciation of certain property, plant and equipment, and accelerate accretion on certain asset retirement obligations.  This has caused increased “Depreciation, amortization and accretion” expense beginning in Q4 2012 and is expected to continue at increased levels through Q4 2013.  This is a non-cash expense that does not impact our 2013 guidance.

I hope that helps explain a number of the moving parts.  Now I’ll turn the call over to Mary Dillon.

MARY

Thanks, Ken

First, let's take a moment to look at Slide 7 and quickly review the takeaways from the first quarter.

Our year-over-year gross add growth continued in Q1, albeit at a slower pace than much of 2012.  Much like retail in general, we felt some impact from the delays in tax refunds and the expiration of the emporary reduction in payroll taxes early in the quarter, but experienced stronger results in subsequent months, ending the quarter with postpaid Gross Adds up 1% in our core markets.  Continued elevated churn led to postpaid net losses of 32,000 in the core market; however continued strength on prepaid nearly maintained total retail subscribers which were down 1,000 for the quarter.

Importantly, we made significant progress against our strategic priorities in Q1 including:

               We continue to receive third party recognition for our strong network and customer experience.  In 2012 which was the third year in a row, U.S. Cellular received PC Magazine’s Readers Choice Award for wireless carriers with a contract, and JD Powers and Associates awarded us with the Highest Network Quality in the North Central Region for the 15th consecutive time in a row.

               In our efforts to expand distribution, we continue to have good success at Walmart and are very excited to have reached an agreement to offer U.S. Cellular postpaid products and services at select Sam’s Clubs in our footprint.

               We continue to make strong progress in providing our customers with a wide variety of compelling devices in Q1 led by the Samsung GS3 and Note 2 and Motorola Electrify M.  Our connected devices continue to grow with the addition of the Samsung Note 10.1 tablet and strong sales of our LTE hotspot.

               We also saw continued adoption of smartphones with penetration increasing to 43% in our core markets.  More importantly, this has largely come through sales of our wide selection of 4G LTE devices.  And while this increased our loss on equipment sold, it further lowered our expected capital spending on our legacy networks.

               Importantly, our efforts to communicate our brand promise continue to improve.  Our Hello Better marketing campaign has been in market for 9 months and continues to exceed industry benchmarks for breakthrough and branding.

               Our actions to effectively manage our upgrade rate resulted in the upgrade rate in our core markets falling from 9.46% in first quarter 2012 to 8.37% in the first quarter of 2013.

               We successfully converted our first wave of customers onto our new billing and operational support system.  We remain on track to complete this critically important project this year that will enable us to launch new products and services such as shared data later this year as well as eliminate the costs of this project and enable significant savings and benefits going forward.

               We made good progress with our transaction to sell certain underperforming markets in the Midwest to Sprint. We continue to believe this transaction will enable us to be stronger, more focused and—over time—more profitable.  We have received regulatory approval and expect to close the transaction this quarter.

While we are pleased with the results of these actions and many others we have taken across the business to drive profitable growth, we also know we need to do more to ensure we are attracting and retaining customers, growing our postpaid customer base, and reducing costs.

So, in addition to our other strategic priorities, we have made a decision that we believe will help us to do that.  We have signed a contract with Apple to begin to provide Apple products later this year.  As we’ve discussed on previous calls, our postpaid churn has been unacceptably elevated for several quarters and while we’ve taken a variety of actions to reduce this, we know that a high portion of this churn is driven by not offering Apple products.

Importantly, we are now comfortable moving forward with this relationship because we have an LTE solution.  In order to offer these and a variety of other devices, as well as to better enable future roaming arrangements, we will begin re-farming some of our 850 spectrum for 4G LTE much sooner than we had expected.  We intend to have this Band 5 LTE solution built and nearly matching our Band 12 network later this year.  This is an investment that has many future benefits, in contrast to any further investment in our 3G network.  You will see this reflected in an increase in our cap ex guidance for this year.   Additionally, this relationship will have a short term impact on our margins, which Steve will detail in updated operating income guidance.

Before I turn the call over to Steve, let me recap our strategic priorities, shown on slide 8, for the remainder of 2013.

We plan to accelerate growth by expanding our device line-up, providing exceptional and innovative customer experiences that encourage loyalty and advocacy, and by effectively targeting key customer segments.  In fact, we were among the first carriers to launch Samsung GS4 earlier this week, several weeks ahead of the announced launch timing of our largest competitor.  Additionally, we will be launching a home phone replacement product later this year to drive incremental revenue with our existing customers and attract new customers.

We will continue to drive growth with business customers.  Just yesterday we launched “Celebrating Small”, our fully integrated Small Business marketing and sales campaign. Created from the insight of what drives entrepreneurs, the program includes our Better Business package- giving SMB customers greater flexibility to tailor their plans, devices and data needs by line, as well as, a completely revamped web experience, application suggestions by industry and many other innovative features that will help us build penetration in this important segment.  We have coupled this with a renewed sales focus and we’re confident we’ll have success attracting and retaining these important customers.

We will continue to enhance and integrate our channels to improve sales and service delivery, and create more opportunities to be where customers shop. And we will drive smartphone penetration and ARPU with the 4G LTE network expansion and devices.

We will also take an important step forward in positioning U.S. Cellular for significant operational efficiencies as we implement our new billing and operational support system.

Lastly, we’ll continue our efforts to reduce complexity and cost across the company.  We are actively examining our entire operating expenditure base to find ways to continue to become more efficient while still delivering an exceptional customer experience.  In conjunction with these efforts, we began implementation of a number of organizational changes that will result in a modest reduction in our work force.

And now Steve will walk you through our first quarter results in more detail, and outline our financial expectations for this year.

STEVE

Thank you Mary and good morning everyone.

U.S. Cellular’s core market results for the quarter reflect the trends we have seen over the past several quarters.  We improved retail gross additions but are still challenged with retaining customers in the extremely competitive marketplace.  Prepaid gross and net additions continue to improve significantly due to the success of our U Prepaid offering through Walmart.

As shown on slide 9, postpaid gross additions in these core markets were 184,000, up 1% from 182,000 last year. However , postpaid churn also increased, resulting in a postpaid net loss of 32,000 customers for the quarter.

Prepaid net additions in the core markets were 31,000, up significantly from last year.

Total retail net losses in the core markets were 1,000 compared to 16,000 last year.

Next, we show the trends in smartphone sales, penetration and postpaid ARPU in our core markets.

•              During the first quarter, we sold 449,000 smartphones, which represented 62% of total devices sold.  This     compares to the first quarter of 2012, when we sold 364,000 smartphones, or 54% of the total units sold.

•              340,000, or 76% of the smartphones sold this quarter, were 4G LTE devices.

•              Smartphones now represent 43% of our postpaid subscriber base compared to 34% for the same period last year.

While the overall cost to subsidize smartphones, especially 4G devices, is greater, we expect that the higher ARPU from smartphone users, as well as the migration of data usage off our 3G network onto our 4G LTE network, will benefit our results over time.

And as you see on the graph at the far right, postpaid ARPU generally has continued to trend up over the past several quarters, increasing 2% over last year.

Turning now to our financial performance…first, core markets service revenues on slide 11…

First quarter service revenues were $899 million, down just slightly from $913 million lastyear.  Retail service revenues were $794 million, an increase of 1%, with billed ARPU growing 1% year over year.  Inbound roaming revenues decreased $16 million, or 21% year over year, to $61 million due to lower negotiated roaming rates, which also caused a similar reduction in roaming expenses.

An increase in inbound data usage  was offset by lower inbound voice usage, lower rates for both data and voice, and the loss of roaming revenue from a market that we sold in 2012.  Looking out into the future, we expect continued growth in data roaming usage – inbound and outbound – but both lower revenues and lower expenses due to significantly lower rates.

In the first quarter, ETC revenues declined about $9 million, due to the phase-out of Universal Service Fund  support.  As you will recall such support is being phased-out at the rate of 20% per year beginning in July 2012.

For the total company including both core and divestiture markets, service revenues were $996 million, down about 3%.  About half of the decrease occurred in the core markets as I just described, and the other half was in the divestiture markets.  In the divestiture markets, billed revenue has declined as customers in those markets are now churning off at higher than average rates.

System operations expenses of $216 million decreased $17 million, or 7% year over year. This was primarily due to a decline in roaming expense of $13 million as the higher off-net usage was more than offset by lower rates.  As data usage continues to grow rapidly, we have implemented a number of measures that have been effective in minimizing the impact on our expenses.

Loss on equipment for the quarter was $156 million, up $38 million or 32% from last year primarily as a result of increased smartphone sales and higher costs related to 4G LTE devices.  Average loss per device sold increased 30% year over year ( due primarily to the shift in mix to smartphones that I mentioned earlier  - from 54% to 62% -- and, in total, we sold 13% more smartphones.  We expect equipment pricing will continue to be very aggressive across the industry, and that our costs will be impacted by the continuing shift in mix to smartphones and the continuing introduction of 4G LTE devices throughout the year, including Apple products later in the year. Keep in mind that we are selling 4G devices in our 3G markets so that we can capture the cost savings immediately when we launch 4G service in those markets.  As we successfully migrate more customers to 4G, we expect lower capital expenditures for our legacy networks.

SG&A expenses of $420 million were down 5% due to our ongoing efforts to tightly manage these expenses.

Operating income for the quarter was $1.5 million.  This reflects $45 million of expenses related to the divestiture transaction.  Excluding these divestiture related expenses, operating income was $46 million which represents a decline of about $39 milion or 45% from $85 million in 2012.  A major reason for the decline was higher loss on equipment, which as I just mentioned was up $38 million or 32% from the year ago quarter.  Changes in revenues and other expense line items were largely offsetting.

On slide 13, we show the details of the divestiture related items that impacted operating income in the quarter.  The biggest item…at $38 million … is Depreciation, amortization and accretion.  As Ken mentioned earlier, the divestiture transaction has caused us to accelerate depreciation of certain property, plant and equipment, and accelerate accretion on certain asset retirement obligations.  We also incurred $7 million of employee-related, contract termination and other costs which are reported in loss on sale of business and other exit costs in the statement of operations.

As shown on the next slide, Total Investment and Other Income - Net for the quarter totaled $16.6 million, including earnings of approximately $21 million related to our interest in the Los Angeles partnership, up from $17 million from last year.

Net income attributable to U.S. Cellular shareholders totaled $4.9 million or $0.06 per diluted share, versus $62.5 million or $0.73 per share in 2012. The effective tax rate for the first quarter this year was 40.8%, compared to 27.1% last year; the rate was lower last year due to benefits related to the expiration of the statute of limitations for certain tax years and a correction of state deferred taxes.

For the quarter, we generated Cash Flow from Operating Activities of $224 million, down from $257 million last year.  Cash used for additions to property, plant and equipment in the quarter was $151 million reflecting significant expenditures to our 4G LTE network, as well as for our multi-year enablement initiatives, primarily our billing system conversion.

Free cash flow for the quarter was $73 million compared to $48 million in the prior year quarter.

U.S. Cellular’s balance sheet remains sound, and we have significant liquidity and financial flexibility, together with expected cash flow from operations and funds available under our revolving credit facility, to meet our financing needs.  At March 31st, cash and short-term investments totaled $530 million, and we have about $300 million of unused borrowing capacity under our revolving credit agreement.

Next, I would like to review our updated guidance  for 2013.  As shown on slide 15, we are providing visibility to our estimates for our Core Markets as well as to what we expect the Divestiture Markets to contribute through closing.

I will walk you through our estimates for our Core Markets, which is where we’ll be most focused going forward.

For Service Revenues, we have lowered our service revenues by $125 million, and are now forecasting a range of $3.475 - $3.575 billion.  This change is being made primarily to reflect the deconsolidation of the NY1 & 2 markets and lower subscriber growth so far this year, offset by a small increase expected from the sale of Apple products later in the year.

Adjusted income before income taxes is now being provided, as Ken highlighted earlier, to provide visibility to the profitability of all of assets including our investments in partnerships such as Los Angeles, Oklahoma City and now NY1 & 2.  We have provided numerous reconciliations to help you understand its composition.

I want to call out how we treat the indirect costs that had previously been allocated to the Divestiture Markets.  In order to provide the most accurate picture of what our results will look like after the deal closes, the estimated results for the Divestiture markets include only the direct costs related to those markets.  A significant amount of indirect costs previously allocated to the Divestiture Markets will continue for a period of time and, accordingly, are included in the estimated results of the Core Markets.  It is our intent to reduce those expenses and align our overall expense structure with our smaller size, but that will not happen overnight.

So, for the core markets, we have lowered our guidance for adjusted income before income taxes by $205 million.   A major factor in the reduction is higher loss on equipment and other expenses related to offering Apple products later this year.  Other factors include both lower subscriber growth and higher loss on equipment overall so far this year, as well as an adjustment of approximately $30 million to reflect the deconsolidation of NY 1&2 markets.  As we disclosed, our ownership interest in these markets, and therefore their contribution to our net income, remains unchanged.  This is purely a change in the geography on our financial statements.

For Capital Expenditures, we are increasing our guidance by $130 million to reflect the cost of rolling out 4G LTE technology on some of our 850 MHz spectrum; as Mary mentioned earlier, this deployment will support the sale of Apple products later this year as well as enable potential future 4G LTE roaming arrangements.   Also incorporated into this forecast is a reduction due to the deconsolidation of NY 1&2 of approximately $25 million and a further reduction in our spending on our legacy networks due to the success we have had migrating customers from 3G to 4G.

For the divestiture markets, we have adjusted our guidance to reflect our current expectation for an earlier closing date, as Ken mentioned earlier, as well as the cost reduction actions that we’ve been taking in those markets.

And now I will turn this over to Vicki Villacrez

VICKI

Thanks, Steve.

Before discussing the results of operations, let me first touch on each of our primary initiatives shown on slide 18:

With respect to IPTV, we provide service in 10 markets as of March 31st, and pass approximately 75,000 service addresses up from approximately 65,000 at year end.  We continue to expand IPTV to new markets, but at a slower rate than 2012 as our primary focus is on expanding our service in our current 10 IPTV markets and driving penetration. We are excited about our IPTV service, which is meeting our high expectations for customer take rates. Over 90% of these customers select an expanded package and 40% are purchasing the highest tiered products we are offering for both Internet speeds and channel packages.  Additionally, 95% of our TDS TV customers are taking all three of our services – video, data and voice.

We continue to make excellent progress on our broadband stimulus projects.  Construction is currently underway on 41 of the 44 projects for which we are receiving stimulus funding, and we should turn up services in the majority of these markets throughout 2013.  When we have completed these projects, approximately 97% of our ILEC access lines will have high speed data access.

Our HMS business is making solid progress towards becoming the end-to-end solution provider for our mid-market customers IT needs.  Vital, which we acquired in June of 2012, has begun to leverage its trusted IT advisor status with customers to gain traction in selling recurring services such as our enterprise-class ReliaCloud offering. We are also encouraged by the sales pipeline so far this year, particularly with respect to our hosted application management services, and would expect that to translate into increasing revenue as we move through 2013.

And lastly, in February we announced an agreement to acquire substantially all of the assets of Baja Broadband, LLC.  Everything is proceeding on track, and we continue to expect the acquisition to close in the third quarter.

As shown on slide 19 on a consolidated basis, revenues are up over 6% on the effects of the Vital acquisition, which is included in our hosted and managed services segment. Cash expenses were up 11% for the period. Again, this is primarily due to the Vital acquisition which includes transition costs.  Overall, adjusted income before income taxes declined 6%, reflecting the decline in high margin regulatory revenue.

Turning to slide 20 I will discuss the ILEC and CLEC results on a combined basis.  We have continued growth in our broadband, IPTV and managedIP products.  However, this growth has not been quite strong enough to offset the losses in our legacy voice products, but the decline in total connections is slowing.  Residential revenues declined 2% due mainly to a reduction in our CLEC residential connections.  We saw a 2% increase in commercial revenues driven by growth in managedIP.  As expected, wholesale revenues declined primarily as the result of changes in regulatory recovery due to the Reform Order, lower wholesale rates, and the continued decline in intrastate minutes of use.

As we have discussed previously, the FCC Reform Order was issued in November of 2011.  While portions of the order are still forthcoming and the impacts are unknown, the portions that have been settled will reduce revenues and adjusted income before income taxes in 2013.  The impacts of the Reform Order, along with other declines in wholesale revenues are forecast to reduce adjusted income before income taxes by $10 to $12 million in 2013.  This has been incorporated into our guidance.

Turning to slide 21, ILEC residential broadband connections increased 1% year on year adding to an already high penetration rate to reach 66% of primary residential lines at the end of the period.  73% of these customers are taking speeds of 5 Mbps or greater up from 65% a year ago and 29% are taking speeds of 10Mbps or greater, up from 20% .  With the upgrade to super high speed data for IPTV, we have enabled approximately 27% of our residential service addresses for speeds of 25 Mbps or greater and are moving more customers to these higher speeds.

Residential broadband ARPU has trended upwards to nearly $39 as migration to higher speed service offsets competitive pricing pressures.

On slide 22, we continue to emphasize our triple play bundles — voice, data and video — with video offered through DISH Network and increasingly through our own IPTV service, TDS TV.  Triple play subscribers now represent  nearly 32% of our ILEC residential customers.  Churn on our triple play customers continues to remain very low.

71% of our residential customers are on a double or triple play bundle, up from 68% last year.  Churn for a double play customer, while not as low as a triple play, is still significantly lower than churn with a single service.

On the commercial side, ILEC and CLEC together, slide 23, we saw 60% growth, year over year, in our flagship commercial voice and data communications solution, managedIP, which outpaced our losses in legacy physical access lines and data connections.

Turning to the HMS segment on slide 24, acquisitions increased revenues by $16.9 million and cash expenses by $17.2 million which includes transition costs. Adjusting for the effects of acquisitions, organic growth was 6% for the quarter, with growth in colocation and managed services revenue.  We have been positioning for future growth by investing in the infrastructure, support systems, and development of new products and services causing margin to be lower.

On a consolidated Telecom basis, we continue to focus on improving our cost structure, total cash expenses, excluding the impacts of the Vital acquisition decreased 1%.

As slide 25 shows, 2013 guidance is unchanged from our year-end call. As a reminder, we will not update 2013 guidance for the Baja acquisition until it closes.

JANE

Operator, we’ll now open this call up to questions.